Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on June 23, 2017 (“Execution Date”) by and between YMax Communications Corp (the “Company”), a wholly owned indirect subsidiary of MagicJack VocalTec Ltd (“magicJack”) and Dvir Salomon (the “Executive” and, together with the Company, the “Parties”).

WHEREAS, Executive and the Company previously entered into a certain Employment Agreement effective as of October 14, 2016 (the “Prior Employment Agreement”), which the Parties desire to amend and restate in its entirety in accordance with the terms set forth in this Agreement;

WHEREAS, the Company desires to employ the Executive in the capacity described below and on the terms and conditions hereinafter set forth, and Executive desires to accept continued employment subject to and on the terms and conditions set forth in this Agreement; and

WHEREAS, both the Company and the Executive have read and understood the terms and provisions set forth in this Agreement and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.

WHEREAS, the terms of this Agreement have been reviewed and approved by the members of the Compensation Committee of the Board of Directors of magicJack (the “Board”) and recommended by the Board for approval by the Company’s shareholders in compliance with Amendment 20 to the Israeli Companies Law (the “Companies Law”); and

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other valuable consideration the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

1.
POSITION AND DUTIES.  The Company hereby agrees to employ the Executive in the positions and titles of Executive Vice President and Chief Technology Officer (“CTO”) of the Company effective as of the Effective Date, and the Executive hereby agrees to be employed in such capacity. The Executive will perform all duties and responsibilities inherent in the positions of Executive Vice President and CTO. The Executive shall report directly to magicJack’s Chief Executive Officer. He shall have all authority and responsibility commensurate with the EVP & CTO titles.

2.
TERM OF AGREEMENT AND EMPLOYMENT. Subject to the provisions of this Agreement regarding termination of employment, the term of the Executive’s employment under this Agreement will terminate on March 9, 2020 “Employment Term.”

3.	DEFINITIONS.

A.
CAUSE.  For purposes of this Agreement, “Cause” for the termination of the Executive’s employment hereunder shall be deemed to exist if, in the reasonable judgment of magicJack’s Board: (i) the Executive commits fraud, theft or embezzlement against the Company or any subsidiary or affiliate thereof; (ii) the Executive commits a felony or a crime involving moral turpitude; (iii) the Executive breaches any non-competition, confidentiality or non-solicitation agreement with the Company or any subsidiary or affiliate thereof; (iv) the Executive’s material breach of magicJack’s Insider Trading Policy or FD/Media Policy, (v) the Executive breaches any of the terms of this Agreement and fails to cure such breach within thirty (30) days after the receipt of written notice of such breach from the Company; or (vi) the Executive engages in gross negligence or willful misconduct that causes harm to the business and operations of the Company or a subsidiary or affiliate thereof.

B.
GOOD REASON.  Termination by the Executive of his employment for “Good Reason” shall mean a termination by the Executive of his employment upon the occurrence of one of the following events or conditions without the consent of the Executive:

(i)          A material reduction in the authority, duties or responsibilities of the Executive;

(ii)         Any material reduction in the Executive’s Annual Base Salary; or

(iii)        Any material breach of this Agreement by the Company.

Notwithstanding the foregoing, the Executive shall not be deemed to have terminated his employment for Good Reason unless: (i) the Executive terminates his employment no later than ninety (90) days following his initial discovery of the above referenced event or condition which is the basis for such termination; and (ii) the Executive provides to the Company a written notice of the existence of the above-referenced event or condition which is the basis for the termination within forty-five (45) days following his initial discovery of such event or condition, and the Company fails to remedy such event or condition within thirty (30) days following the receipt of such notice.

C.
CHANGE OF CONTROL.  For purposes of this Agreement, a “Change of Control” of the Company shall be deemed to occur if there is a transaction in which (i) a Person acquires ownership of stock that, together with stock held by such Person, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; or (ii) a Person (other than a Person controlled, directly or indirectly, by shareholders of the Company) acquires fifty percent (50%) or more of the gross fair market value of the assets of the Company over a twelve (12) week period.

For purposes of the above, the terms “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.  It is intended that the definition of Change of Control complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all questions or determinations in connection with any such Change of Control shall be construed and interpreted in accordance with the provisions of such Regulations.  Notwithstanding the above, a Change of Control shall occur only if it constitutes a “change of control” within the meaning of Section 409A of the Code and the regulations promulgated thereunder.

4.	COMPENSATION.

A.
ANNUAL BASE SALARY.  Executive shall be paid an annual base salary of $275,000, subject to review each calendar year and possible increase in the Company’s sole discretion, payable in equal twice monthly installments (the “Annual Base Salary”).

B.
ANNUAL BONUS.  For each fiscal year of employment during which the Company employs the Executive, Executive shall be eligible to receive a bonus (the “Annual Bonus”) based on magicJack meeting certain performance criteria.  Executive’s target annual bonus will equal fifty percent (50%) of Executive Annual Base Salary (the “Target Annual Bonus”).  The Annual Bonus will range from thirty-five percent (35%) to two hundred percent (200%) of the Target Annual Bonus.  The Annual Bonus formula and performance criteria for calendar year 2017 will be based: (i) fifty percent (50%) on magicJack meeting at least eighty percent (80%) and up to one hundred and twenty percent (120%) of its target revenue for the fiscal year; and (ii) fifty percent (50%) on magicJack meeting at least eighty percent (80%) and up to one hundred and twenty percent (120%) of its target EBITDA for the fiscal year.  A table showing the Target Annual Bonus payable at various increments is attached hereto as Attachment A.  The magicJack’s target revenue and target EBITDA shall be set forth in its 10-Q for the first quarter of 2017 to be filed by magicJack in May of 2017.  The Annual Bonus formula and performance criteria for calendar years 2018 and 2019 will be based: (i) one third (1/3) on magicJack meeting at least eighty percent (80%) and up to one hundred and twenty percent (120%) of its target revenue for the applicable fiscal year; (ii) one-third (1/3) on magicJack meeting at least eighty percent (80%) and up to one hundred and twenty percent (120%) of its target EBITDA for the applicable fiscal year, and (c) one-third (1/3) on magicJack meeting at least eighty percent (80%) and up to one hundred and twenty percent (120%) of another objective key performance indicator (the “KPI Target”) for the applicable fiscal year to be determined by the Board, or the Compensation Committee of the Board, after consultation with magicJack’s Chief Executive Officer and Executive.  A table showing the Target Annual Bonus payable at various increments for calendar years 2018 and 2019 is attached hereto as Attachment B.  magicJack’s target revenue, target EBITDA and the KPI Target for calendar years 2018 and 2019 shall be set forth in its 10-K for calendar years 2017 and 2018 to be filed in March of 2018 and 2019. For purposes of this Agreement, “EBITDA” shall mean earnings before interest, taxes, depreciation and amortization calculated in accordance with generally accepted accounting principles consistent with the application of such concepts in developing magicJack’s annual budget, subject to adjustments for one-time occurrences outside the ordinary course of business as deemed appropriate by magicJack’s Compensation Committee.

The Annual Bonus payable to Executive shall be paid no later than 2-1/2 months following the end of the calendar year with respect to which the Annual Bonus was earned.

Except as otherwise provided in Section 7 below, Executive shall only be entitled to receive an Annual Bonus if Executive is employed by the Company pursuant to this Agreement at the close of business on the last day of the applicable fiscal year with respect to the Annual Bonus.

If magicJack’s financial statements are restated for a period for which an Annual Bonus has been paid under the terms of this Agreement, the Annual Bonus amount for such period will be re-calculated by magicJack (the “Recalculated Bonus Amount”).  In any such event, the difference between the Annual Bonus in question and the Recalculated Bonus Amount shall be paid to or refunded by the Executive, as applicable, not later than sixty (60) days after the restatement, provided that no such adjustments will be made at any time after the 2nd anniversary of the Annual Bonus payment in question.

C.
SPECIAL TRANSACTION BONUS.  If the closing of a Change of Control occurs before the one year anniversary of the Execution Date and Executive is employed by the Company on the closing date, then Executive shall be paid within five (5) days after the Change of Control a bonus (the “Special Transaction Bonus”) of up to $420,833.33, which will be calculated pursuant to the criteria set forth in Attachment C to this Agreement, provided that the Special Transaction Bonus will be reduced by the amount of proceeds paid to Executive in connection with such Change of Control in exchange for the restricted shares granted to Executive under the Restricted Stock Agreement by and between Executive and magicJack dated October 14, 2016 (the “Existing Restricted Stock Agreement”), other than such shares which were vested upon the grant date of the Existing Restricted Stock Agreement.  For the avoidance of doubt, the intent of the foregoing sentence is that Executive’s Special Transaction Bonus shall be reduced by amounts paid to him in exchange for the restricted shares issued to him under the Existing Restricted Stock Agreement but only those shares that were subject to vesting. The Special Transaction Bonus is in addition to any Annual Bonus Executive may earn pursuant to Section 4(B) of this Agreement, or any Change of Control Termination Payment or any Termination Payment Executive is entitled to be paid pursuant to Section 7 of this Agreement.

5.
EXECUTIVE BENEFITS AND REIMBURSEMENTS; RELOCATION EXPENSES.  Executive will be entitled to twenty (20) paid-time-off (PTO) days of vacation per fiscal year. The Executive will be eligible to participate in, without action by the Board or any committee thereof, any benefits and perquisites available to executive officers of magicJack and its subsidiaries and affiliates, including any group health, dental, life insurance, disability, or other form of executive benefit plan or program of magicJack and its subsidiaries and affiliates now existing or that may be later adopted by magicJack and its subsidiaries and affiliates (collectively, the “Executive Benefits”). The Company shall reimburse Executive for all ordinary and necessary business expenditures made by Executive in connection with, or in furtherance of, Executive’s employment, including without limitation all reasonable expenses incurred by Executive for re-location of his residence, whether nationally or internationally, while Executive remains employed by the Company. The business expenditure and other reimbursements described above will be paid upon presentation by Executive of expense statements, receipts, vouchers or such other supporting information as may from time to time be reasonably requested by the Company.

6.
EQUITY GRANT. The Company acknowledges and agrees that the Existing Restricted Stock Agreement will remain in full force and effect following the Effective Date hereof.  On the Execution Date, Executive shall be granted stock options to purchase 175,566 shares of the Company’s common stock under the terms of the Amended and Restated magicJack Vocaltec Ltd. 2013 Stock Incentive Plan (the “Amended Plan”), at an exercise price equal to $9.51 per share (the “Options”), provided that the Options shall be forfeited if the Amended Plan and its terms are not approved by the shareholders of the Company within one (1) year following the Execution Date. The Options will vest as set forth in the Option Agreement granting the Options.

7.	TERMINATION. Either the Executive or the Company may terminate the Executive’s employment under this Agreement for any reason upon not less than thirty (30) days prior written notice.

A.
TERMINATION OF EMPLOYMENT BY THE EXECUTIVE FOR GOOD REASON OR BY THE COMPANY WITHOUT CAUSE.  Upon the termination of the Executive employment prior to a Change of Control under this Agreement by the Executive for Good Reason or by the Company without Cause, the Executive shall be entitled to be paid a termination payment (the “Termination Payment”) equal to one (1) times the aggregate of (i) Executive’s Annual Base Salary, and (ii) Executive’s Target Annual Bonus, at the time of such termination.  The Termination Payment shall be paid in a lump sum within fifteen (15) days after the Company’s receipt of a general release that has become irrevocable as specified in Section 7(E) following any termination pursuant to this Section 7(A).

B.
TERMINATION OF EMPLOYMENT BY RESIGNATION OF EXECUTIVE WITHOUT GOOD REASON, BY THE COMPANY WITH CAUSE, DEATH OR DISABILITY. Upon the termination of the Executive’s employment by the resignation of Executive without Good Reason, by the Company with Cause, or Executive’s death, disability, or for any other reason other than a reason described in Sections 7(A) or 7(C), the Executive shall be due no further compensation other than what is due and owing through the effective date of such Executive’s resignation or termination (including any Annual Bonus that may be due and payable to the Executive).

C.
TERMINATION OF EMPLOYMENT BY THE EXECUTIVE FOR GOOD REASON OR BY THE COMPANY WITHOUT CAUSE FOLLOWING A CHANGE OF CONTROL.  If upon or within six (6) months subsequent to a Change of Control, the Executive’s employment under this Agreement is terminated by the Executive for Good Reason or by the Company without Cause (“Change of Control Termination”), the Executive shall be entitled to and paid a termination payment (the “Change of Control Termination Payment”) equal to one (1) times the aggregate of (i) Executive’s Annual Base Salary, and (ii) Executives Target Annual Bonus at the time of such termination. The Change of Control Termination Payment shall be made within five (5) days after a Change of Control Termination.

D.
PAYMENT REDUCTION UNDER SECTION 280G. Notwithstanding any other provision of this Agreement, in the event that the Change of Control Termination Payment or any payment or benefit received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (collectively, the "Total Benefits") would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Total Benefits shall be reduced to the extent necessary so that no portion of the Total Benefits is subject to the Excise Tax; provided, however, that no such reduction in the Total Benefits shall be made if by not making such reduction, Executive’s Retained Amount (as hereinafter defined) would be greater than Executive’s Retained Amount if the Total Benefits are not so reduced.  In the event any such reduction is required, the Total Benefits shall be reduced in the following order: (i) the Change of Control Termination Payment and the Termination Payment (pro rata to the extent more than one is payable), (ii) any other portion of the Total Benefits that are not subject to Section 409A of the Code (other than Total Benefits resulting from any accelerated vesting of equity-based awards), (iv) Total Benefits that are subject to Section 409A of the Code in reverse order of payment, and (v) Total Benefits that are not subject to Section 409A and arise from any accelerated vesting of any equity-based awards.  All determinations with respect to this Section 7(D) and the assumptions to be utilized in arriving at such determination shall be made by an independent public accounting firm with a national reputation in the United States that is reasonably agreed to by the Executive and the Company (the “Accounting Firm”) which shall provide detailed support and calculations both to the Company and to Executive. The parties hereto hereby elect to use the applicable Federal rate that is in effect on the date this Agreement is entered into for purposes of determining the present value of any payments provided for hereunder for purposes of Section 280G of the Code.  “Retained Amount” shall mean the present value (as determined in accordance with sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of the Total Benefits net of all federal, state and local taxes imposed on Executive with respect thereto.

E.
GENERAL RELEASE OF CLAIMS.  Executive shall not be entitled to any Termination Payment or Change of Control Termination Payment (each, a “Severance Payment”) unless (i) Executive has executed and delivered to the Company a general release of claims (in such form as the Executive and the Company shall reasonably agree) (the “Release”) and, if applicable, such Release has become irrevocable under the Age Discrimination in Employment Act (“ADEA”) and its terms not later than fifty-six (56) days after the date of Executive’s termination of employment hereunder.  Notwithstanding anything herein to the contrary, if the ADEA is applicable to Executive, in the event such 56-day period falls into two (2) calendar years, the Severance Payment shall not be paid until the second calendar year but in no event later than 60 days following date of Executive’s termination of employment.  The Company shall deliver to Executive a copy of the Release not later than three (3) days after the Company’s termination of Executive’s employment without Cause or Executive’s termination of Employment for Good Reason.

F.
NO OFFSET AND NO MITIGATION.  Executive shall not be required to mitigate any damages resulting from a breach by the Company of this Agreement by seeking other comparable employment. The amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation or benefits earned by or provided to Executive as a result of his employment by another employer.

G.
CONTINUING OBLIGATIONS AFTER TERMINATION.  Following termination of employment, Executive shall have the following continuing obligations to the Company:  (i) to cooperate in good faith with the Company, without any additional compensation, with respect to any legal matters involving potential or actual litigation relating to an event occurring during the Employment Term, and any renewals thereof, of which event Executive has actual knowledge; and, (ii) for a period of one (1) year after Executive’s last day of employment with the Company, to cooperate in good faith with the Company, without any additional compensation, to transfer and transition Executive's pending and prior work and work-related information to a person designated by the Company.  The Company agrees to make reasonable efforts to schedule such assistance at times that do not interfere with Executive’s employment or other business activities, and to reimburse Executive for reasonable travel costs incurred by Executive in providing such assistance upon presentation by Executive of documentation required by Company expense reimbursement policies.

8.
PIIA.  Executive acknowledges and agrees that Executive and the Company  executed a Proprietary Information, Inventions, Non-Solicitation and Non-Competition Agreement dated October 14, 2016 (the “PIIA”) and that the PIIA shall remain in full force and effect in accordance with its terms throughout Executive’s employment hereunder, and thereafter as set forth in the PIIA.

9.
VISA STATUS.  The Company shall use its commercially reasonable efforts to assist the Executive in maintaining the material terms and conditions of his U.S. employment visa throughout the Term.  Such efforts shall include reimbursing Executive for reasonable fees and costs (including attorneys' fees) associated with maintaining visa status, except in the event of a termination of employment by Executive without Good Reason or by the Company for Cause. Notwithstanding the foregoing, the Company shall have no obligation to maintain the material terms and conditions of the visa status for Executive to the extent the loss of visa status results in whole or in part from any actions of Executive or any conditions of the visa which are in Executive's control and which Executive fails to satisfy. The Company will also provide commercially reasonable efforts to support Executive’s efforts to obtain a green card, including funding Executive’s legal expenses in connection with such efforts.

10.
REPRESENTATIONS; ACKNOWLEDGEMENTS.  The Executive hereby represents and warrants to the Company that (i) the execution, delivery and full performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject; and (ii) upon the execution and delivery of this Agreement by the Executive and the Company, this Agreement will be the Executive’s valid and binding obligation, enforceable in accordance with its terms.  Executive acknowledges receipt of magicJack’s Insider Trading Policy, FD/Media Policy and Employee Handbook, each of which is applicable to employees of magicJack and its direct and indirect subsidiaries (collectively, the “Company Policies”) and agrees to abide by the terms of the Company Policies throughout the term of this Agreement.

11.	INTENTIONALLY OMITTED.

12.
PRIOR EMPLOYMENT AGREEMENT; RESTRICTED STOCK AGREMENT. Executive acknowledges and agrees that this Agreement amends and restates the terms of the Prior Employment Agreement and that, subject to the provisions of Section 11 hereof, the terms of the Prior Employment Agreement are hereby terminated and of no further force and effect.

13.
ASSIGNMENT; THIRD PARTY BENEFICIARY.  This Agreement, and the Executive's rights and obligations hereunder, may not be assigned, subcontracted, or delegated by the Executive.  The Company may assign its rights, and delegate its obligations, hereunder to any successor in interest.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon and enforceable by its respective successors and assigns. Neither the Executive nor the Executive’s beneficiary or beneficiaries will have any right to receive any compensation or other benefits under this Agreement, except at the time, in the amounts and in the manner provided in this Agreement.  As used in this Agreement, the term “successor” means any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the capital stock or assets of magicJack.

14.
PREVAILING PARTY FEES; GOVERNING LAW.  If either party breaches this Agreement, or any dispute arises out of, arises under, or relates to, this Agreement, the prevailing party shall be entitled to its reasonable attorneys' fees, paralegals' fees, and costs, at all levels.  In the event of any litigation arising out of or relating to this Agreement, the exclusive venue shall be in Palm Beach County, Florida, and shall be governed by the laws of the State of Florida, without regard to its choice of law principles, except where the application of federal law applies, and shall be decided by a judge, not a jury.  THE PARTIES SPECIFICALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY. In the event that either Party applies to seal any papers produced or filed in any judicial proceedings to preserve confidentiality (the “Moving Party”), both Parties hereby specifically agree (a) the Moving Party will provide the attorneys for the other Party with copies of all such papers; (b) the other Party will not oppose such application; and (c) the other Party will use his or its best efforts to join such application.

15.
ENTIRE AGREEMENT.  This Agreement, the PIIA and the Company Policies (collectively, the “Executive Agreements”) constitute the only agreements between Company and the Executive regarding the Executive’s employment by the Company. The Executive Agreements supersede any and all other agreements and understandings, written or oral, between the Company and the Executive regarding the subject matter hereof and thereof. A waiver by either party of any provision of this Agreement or any breach of such provision in an instance will not be deemed or construed to be a waiver of such provision for the future, or of any subsequent breach of such provision. This Agreement may be amended, modified or changed only by further written agreement between the Company and the Executive, duly executed by both Parties.

16.
NO WAIVER.  No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege.  No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties.  No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.  The rights and remedies of the Parties under this Agreement are in addition to all other rights and remedies, at law or in equity, that they may have against each other.  All rights are cumulative under this Agreement.

17.
SEVERABILITY; SURVIVAL.  In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) to the extent necessary to permit the remaining provisions to be enforced in accordance with the Parties’ intention.

18.
NOTICES.  Any and all notices required or permitted to be given hereunder will be in writing and will be deemed to have been given when deposited in United States mail, certified or registered mail, postage prepaid. Any notice to be given by the Executive hereunder will be addressed to the Company to the attention of Chief Executive Officer at 222 Lakeview Avenue, Suite 1600, West Palm Beach, FL 33401. Any notice to be given to the Executive will be addressed to the Executive at the Executive’s residence address last provided by the Executive to the Company. Either party may change the address to which notices are to be addressed by notice in writing to the other party given in accordance with the terms of this Section.

19.	HEADINGS. Section headings are for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement or any of its terms and conditions.

20.
COUNTERPARTS/ELECTRONIC TRANSMISSION.  This Agreement may be signed in any number of counterparts and transmitted via electronic means (email, facsimile, etc.), each of which shall be an original but all of which together shall constitute one and the same instrument.

21.	SECTION 409A COMPLIANCE.

A.
GENERAL.  It is the intention of both the Company and the Executive that the benefits and rights to which the Executive is entitled pursuant to this Agreement comply with Code Section 409A or exceptions thereto and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Executive or the Company believes, at any time, that any such benefit or right that is subject to Code Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Code Section 409A (with the most limited possible economic effect on the Executive and on the Company).

B.
DISTRIBUTIONS ON ACCOUNT OF SEPARATION FROM SERVICE.  To the extent required to comply with Code Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of the Executive’s service (or any other similar term) shall be made only in connection with a “separation from service” with respect to the Executive within the meaning of Code Section 409A.

C.
NO ACCELERATION OF PAYMENTS.  Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Code Section 409A, except in compliance with Code Section 409A and the provisions of this Agreement, and no amount that is subject to Code Section 409A shall be paid prior to the earliest date on which it may be paid without violating Code Section 409A.

D.
SIX MONTH DELAY FOR SPECIFIED EMPLOYEES. In the event that the Executive is a “specified employee” (as described in Code Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Code Section 409A, then, to the extent required to comply with Section 409A of the Code, no such payment or benefit shall be made before the date that is six months after the Executive’s “separation from service” (as described in Code Section 409A) (or, if earlier, the date of the Executive’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

E.
TREATMENT OF EACH INSTALLMENT AS A SEPARATE PAYMENT.  For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

F.
REIMBURSEMENTS AND IN-KIND BENEFITS.  With respect to reimbursements and in‑kind benefits that may be provided under the Agreement (the “Reimbursement Plans”), to the extent any benefits provided under the Reimbursement Plans are subject to Section 409A, the Reimbursement Plans shall meet the following requirements:

(i)           Reimbursement Plans shall use an objectively determinable, nondiscretionary definition of the expenses eligible for reimbursement or of the in-kind benefits to be provided;

(ii)           Reimbursement Plans shall provide that the amount of expenses eligible for reimbursement, or in-kind benefits provided, during the Executive’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, however, that Reimbursement Plans providing for reimbursement of expenses referred to in Code Section 105(b) shall not fail to meet the requirement of this Section 17(F)(ii) solely because such Reimbursement Plans provide for a limit on the amount of expenses that may be reimbursed under such arrangements over some or all of the period in which Reimbursement Plans remain in effect;

(iii)          The reimbursement of an eligible expense is made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred; and

(iv)          The right to reimbursement or in-kind benefits under the Reimbursement Plans shall not be subject to liquidation or exchange for another benefit.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement under seal on the dates written below.

MAGICJACK VOCALTEC LTD.

Signature:   /s/ Don Carlos Bell III

Name:          Don Carlos Bell III

Title:            Chief Executive Officer

Dated:         June 23, 2017

EXECUTIVE

Signature:   /s/ Dvir Salomon

Name:          Dvir Salomon

Dated:         June 23, 2017

ATTACHMENT A

% of Revenue Target	Annual Target Bonus*	% of EBITDA Target	Annual Target Bonus*

<80%	$-	<80%	$-
80%	$24,062.50	80%	$24,062.50
81%	$26,296.88	81%	$26,296.88
82%	$28,531.25	82%	$28,531.25
83%	$30,765.63	83%	$30,765.63
84%	$33,000.00	84%	$33,000.00
85%	$35,234.38	85%	$35,234.38
86%	$37,468.75	86%	$37,468.75
87%	$39,703.13	87%	$39,703.13
88%	$41,937.50	88%	$41,937.50
89%	$44,171.88	89%	$44,171.88
90%	$46,406.25	90%	$46,406.25
91%	$48,640.63	91%	$48,640.63
92%	$50,875.00	92%	$50,875.00
93%	$53,109.38	93%	$53,109.38
94%	$55,343.75	94%	$55,343.75
95%	$57,578.13	95%	$57,578.13
96%	$59,812.50	96%	$59,812.50
97%	$62,046.88	97%	$62,046.88
98%	$64,281.25	98%	$64,281.25
99%	$66,515.63	99%	$66,515.63
100%	$68,750.00	100%	$68,750.00
101%	$72,187.50	101%	$72,187.50
102%	$75,625.00	102%	$75,625.00
103%	$79,062.50	103%	$79,062.50
104%	$82,500.00	104%	$82,500.00
105%	$85,937.50	105%	$85,937.50
106%	$89,375.00	106%	$89,375.00
107%	$92,812.50	107%	$92,812.50
108%	$96,250.00	108%	$96,250.00
109%	$99,687.50	109%	$99,687.50
110%	$103,125.00	110%	$103,125.00
111%	$106,562.50	111%	$106,562.50
112%	$110,000.00	112%	$110,000.00
113%	$113,437.50	113%	$113,437.50
114%	$116,875.00	114%	$116,875.00
115%	$120,312.50	115%	$120,312.50
116%	$123,750.00	116%	$123,750.00
117%	$127,187.50	117%	$127,187.50
118%	$130,625.00	118%	$130,625.00
119%	$134,062.50	119%	$134,062.50
120%	$137,500.00	120%	$137,500.00
>120%	$137,500.00	>120%	$137,500.00
*Based on Target Bonus of $137,500

ATTACHMENT B

% of Revenue Target	Annual Target Bonus*	% of EBITDA Target	Annual Target Bonus*	% of KPI Target	Annual Target Bonus*

<80%	$-	<80%	$-	<80%	$-
80%	$16,041.67	80%	$16,041.67	80%	$16,041.67
81%	$17,531.27	81%	$17,531.27	81%	$17,531.27
82%	$19,020.87	82%	$19,020.87	82%	$19,020.87
83%	$20,510.47	83%	$20,510.47	83%	$20,510.47
84%	$22,000.07	84%	$22,000.07	84%	$22,000.07
85%	$23,489.67	85%	$23,489.67	85%	$23,489.67
86%	$24,979.27	86%	$24,979.27	86%	$24,979.27
87%	$26,468.87	87%	$26,468.87	87%	$26,468.87
88%	$27,958.47	88%	$27,958.47	88%	$27,958.47
89%	$29,448.07	89%	$29,448.07	89%	$29,448.07
90%	$30,937.67	90%	$30,937.67	90%	$30,937.67
91%	$32,427.27	91%	$32,427.27	91%	$32,427.27
92%	$33,916.87	92%	$33,916.87	92%	$33,916.87
93%	$35,406.47	93%	$35,406.47	93%	$35,406.47
94%	$36,896.07	94%	$36,896.07	94%	$36,896.07
95%	$38,385.67	95%	$38,385.67	95%	$38,385.67
96%	$39,875.27	96%	$39,875.27	96%	$39,875.27
97%	$41,364.87	97%	$41,364.87	97%	$41,364.87
98%	$42,854.47	98%	$42,854.47	98%	$42,854.47
99%	$44,344.07	99%	$44,344.07	99%	$44,344.07
100%	$45,833.67	100%	$45,833.67	100%	$45,833.67
101%	$48,125.37	101%	$48,125.37	101%	$48,125.37
102%	$50,417.07	102%	$50,417.07	102%	$50,417.07
103%	$52,708.77	103%	$52,708.77	103%	$52,708.77
104%	$55,000.47	104%	$55,000.47	104%	$55,000.47
105%	$57,292.17	105%	$57,292.17	105%	$57,292.17
106%	$59,583.87	106%	$59,583.87	106%	$59,583.87
107%	$61,875.57	107%	$61,875.57	107%	$61,875.57
108%	$64,167.27	108%	$64,167.27	108%	$64,167.27
109%	$66,458.97	109%	$66,458.97	109%	$66,458.97
110%	$68,750.67	110%	$68,750.67	110%	$68,750.67
111%	$71,042.37	111%	$71,042.37	111%	$71,042.37
112%	$73,334.07	112%	$73,334.07	112%	$73,334.07
113%	$75,625.77	113%	$75,625.77	113%	$75,625.77
114%	$77,917.47	114%	$77,917.47	114%	$77,917.47
115%	$80,209.17	115%	$80,209.17	115%	$80,209.17
116%	$82,500.87	116%	$82,500.87	116%	$82,500.87
117%	$84,792.57	117%	$84,792.57	117%	$84,792.57
118%	$87,084.27	118%	$87,084.27	118%	$87,084.27
119%	$89,375.97	119%	$89,375.97	119%	$89,375.97
120%	$91,666.67	120%	$91,666.67	120%	$91,666.67
>120%	$91,666.67	>120%	$91,666.67	>120%	$91,666.67
*Based on Target Bonus of $137,500

ATTACHMENT C

Special Transaction Bonus Calculation

A Special Transaction Bonus as described in Section 4(C) of the Agreement will be calculated for a “Change of Control” as described in Section 3(C)(i) based on the per share purchase price, or for a “Change of Control” as described in Section 3(C)(ii) based on the per share enterprise value, as follows:

•	Price/value less than $8.50 per share – $0;

•	Price/value $8.50 – $9.50 per share - $283,333.33

•	Price/value greater than $9.50 per share - $420,833.33